Exhibit 99.1



INVESTORS                                                  MEDIA
Jacques Tortoroli                                          Katie McManus
(212) 500-4936                                             (212) 500-4901
JTORTOROLI@SCIENT.COM                                      KMCMANUS@SCIENT.COM



          SCIENT RECEIVES NASDAQ 90-DAY NOTICE RELATING TO COMMON STOCK


NEW YORK (February 18, 2002) - Scient, Inc. (Nasdaq: SCNT) today announced that on February 14, 2002 it received a Nasdaq staff determination notice indicating that the staff has initiated a review of the company's eligibility for continued listing on The Nasdaq National Stock Market due to the company's noncompliance with Nasdaq's minimum bid price requirement of $1.00 a share over the preceding 30 consecutive trading days.

Nasdaq's Marketplace Rule 4450(e)(2) provides Scient with 90 calendar days, or until May 15, 2002, to regain compliance with this requirement. If compliance with this Rule cannot be demonstrated within that timeframe, Nasdaq may provide written notification that Scient's securities are subject to a delisting. Under the Nasdaq rules, Scient has the right to appeal any staff delisting determination to the Nasdaq Listings Qualifications Panel.


About Scient, Inc.

Scient is a leading Experience Management Consultancy focused on the Financial Services, Health and Wellness, Industrial Products and Emerging Opportunities industries. Our mission is to transform our clients' businesses through Experience Management - the creation of multi-channel experiences that inspire and strengthen dynamic connections among people, businesses, channels and communities. Scient strategists, user experience experts and designers, engineers and technologists have delivered thousands of client engagements for some of the world's largest and most respected companies. Founded in 1996, Scient is headquartered in New York, and has offices in London and in key regions throughout the United States. For more information, please go to www.scient.com or call (212) 500-4900.


Disclaimer

This release contains certain forward-looking statements regarding Scient, including statements about its operations, prospects and expectations about future financial results. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include the ability to complete the anticipated transactions on acceptable terms, the ability to implement the strategies outlined above, the demand for Scient's services, Scient's ability to obtain additional projects with existing or new clients, Scient's ability to provide services to existing and new clients, the sufficiency of Scient's sales and marketing teams, future growth, absence of long-term contracts with clients, key management and employee retention, competition, technological advances, and other factors identified in Scient's filings with the Securities and Exchange Commission, including but




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not limited to the 10-K and subsequent  10-Qs.  Copies of those filings are available from the Company and the SEC. SOURCE Scient

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